Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE	CONTACT:	Ed Fitzgerald (Investors) (617) 621-2345

Andrea Johnston (Media) Pure Communications
(910) 616-5858
JURY RULES IN FAVOR OF ARIAD AND CO-PLAINTIFFS IN LILLY
NF-kB PATENT INFRINGEMENT LAWSUIT
Cambridge, MA, May 4, 2006 — ARIAD Pharmaceuticals, Inc. (Nasdaq: ARIA) and its co-plaintiffs today announced that the jury in the United States District Court for the District of Massachusetts has found in favor of the plaintiffs in their lawsuit against Eli Lilly and Company (“Lilly”) alleging infringement of the plaintiffs’ pioneering U.S. patent covering methods of treating human disease by regulating NF-kB cell-signaling activity. The jury ruled unanimously in favor of the plaintiffs in finding that the claims of the NF-kB patent asserted in the lawsuit are valid and infringed by Lilly with respect to Lilly’s osteoporosis drug, Evista®, and Lilly’s septic shock drug, Xigris®.
The jury awarded damages to the plaintiffs in the amount of approximately $65.2 million, based on the jury’s determination of a reasonable royalty rate of 2.3% to be paid by Lilly to the plaintiffs based on U.S. sales of Evista and Xigris from filing of the lawsuit on June 25, 2002 through February 28, 2006. The jury awarded further damages on an ongoing basis, in amounts to be determined, equal to 2.3% of U.S. sales of Evista and Xigris through the year 2019, when the patent expires.
The co-plaintiffs are Massachusetts Institute of Technology, The Whitehead Institute for Biomedical Research, and The President and Fellows of Harvard College.
“We are extremely pleased with the jury’s verdict supporting our assertions regarding Lilly’s infringement of our patent and its validity. This finding coincides with the twentieth anniversary of the discovery of NF-kB by the research groups led by Professors David Baltimore, Phillip Sharp and Tom Maniatis and highlights the importance of their pioneering discoveries,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD.

Dr. Berger added, “While Lilly has the right to challenge the verdict in the trial court and on appeal, and certain limited issues relating to validity and enforceability of our patent remain pending before the judge, we are confident that we will prevail in the trial court and the verdict will be upheld by the appeals court, if Lilly files an appeal.”
About ARIAD
ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. The company is developing a comprehensive approach to patients with cancer that addresses the greatest medical need – aggressive and advanced-stage cancers for which current treatments are inadequate. Medinol Ltd. also is developing stents and other medical devices that deliver ARIAD’s lead cancer product candidate to prevent reblockage at sites of vascular injury following stent-assisted angioplasty. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-kB treatment methods, and the discovery and development of drugs to regulate NF-kB cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.
Some of the matters discussed herein are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are identified by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding our ability to accurately estimate the timing and actual R&D expenses and other costs associated with the preclinical and clinical development and manufacture of our product candidates, the adequacy of our capital resources and the availability of additional funding, risks and uncertainties regarding our ability to manufacture or have manufactured our product candidates on a commercial scale, risks and uncertainties regarding our ability to successfully enroll and conduct clinical studies of product candidates, risks and uncertainties that clinical trial results at any phase of development may be adverse or may not be predictive of future results or lead to regulatory approval of any of our or any partner’s product candidates, risks and uncertainties of third-party intellectual property claims relating to our and any partner’s product candidates, and risks and uncertainties relating to regulatory oversight, the timing, scope, cost and outcome of legal proceedings, including judicial determinations still pending before the judge in the U.S. District Court litigation, litigation initiated by Amgen Inc. in the U.S. District Court in Delaware, a possible appeal by Eli Lilly in such litigation, and reexamination proceedings in the U.S. Patent and Trademark Office concerning our NF-kB patent portfolio, future capital needs, key employees, dependence on collaborators and manufacturers, markets, economic conditions, products, services, prices, reimbursement rates, competition and other factors detailed in the Company’s public filings with the Securities and Exchange Commission, including ARIAD’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company’s expectations, except as required by law.
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